Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS 2013 RESULTS AND PROVIDES 2014 FULL-YEAR GUIDANCE

WATSONVILLE, CA, February 27, 2014 - West Marine, Inc. (NASDAQ: WMAR) today reported unaudited financial results for the fiscal year ended December 28, 2013.

•	Net revenues were $663.2 million, a decrease of 1.8% compared to last year.
•	Comparable store sales also decreased by 1.8%.
•	Pre-tax income was $15.3 million, compared to pre-tax income of $24.5 million last year.
•	Direct-to-consumer sales increased by 15.7% over last year, driven by our strategic investments in eCommerce.
•	Sales in our merchandise expansion categories (which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment) were up 6.1%, with sales of core usage-related products declining by 2.9%.
•	The company remained debt-free at year-end and had $98.8 million available on its revolving credit line at the end of the period.

Fiscal Year and Fourth Quarter Financial Highlights

Net revenues for the fiscal year ended December 28, 2013 were $663.2 million, a decrease of 1.8% compared to net revenues of $675.3 million for fiscal year 2012.

In line with our omni-channel focus, beginning in the first quarter of 2013, we changed our definition of comparable store sales to include sales from our direct-to-consumer and wholesale channels. As before, store sales are included in comparable store sales in the fiscal period in which they commence their 14th full month of operations. Stores that were closed or substantially remodeled (i.e., resulting in an increase or decrease of 40% or more of selling square footage) are excluded. Using this new definition, comparable store sales for 2013 decreased by 1.8% when compared to the same period last year. For 2012, we previously reported a 3.3% increase in comparable store sales. Using the new definition, our 2012 comparable store sales increased 3.1%.

Matt Hyde, West Marine’s CEO, commented: “I would characterize 2013 as a challenging year due to the unusually cold, rainy and windy weather in many of our markets during the first half of the year. We were disappointed in the results, but we have continued to make great progress with our three key growth strategies: eCommerce development; merchandise expansion; and store optimization. Our growth strategies continue to evolve West Marine into a waterlife outfitter by offering broader product selections, a more appealing in-store experience and ease of shopping options.”

Net income for fiscal year 2013 was $7.8 million, or $0.32 per diluted share, compared to fiscal year 2012 net income of $14.7 million, or $0.62 per diluted share. Excluding the impact of the $1.7 million valuation allowance recorded during the second half of this year, which resulted from a California tax law change, net income for full-year 2013 would have been $9.5 million, or $0.39 per diluted share.

Net revenues for the fourth quarter increased by $0.6 million, or 0.5%, to $118.8 million compared to $118.2 million for the fourth quarter of 2012. Comparable store sales increased by 0.5%. Net loss for the fourth quarter was $11.2 million compared to a net loss of $11.7 million for the fourth quarter of 2012.

Total inventory as of December 28, 2013 was $203.0 million, a $13.7 million, or 7.2%, increase compared to the balance at December 29, 2012, and a 6.4% increase on an inventory per square foot basis. Inventory turns for 2013 decreased by 1.1% versus last year.

The accompanying financial statements have been revised, primarily to reflect immaterial corrections of certain cash consideration received from our vendors that were previously recorded as a reduction of advertising in selling, general and administrative expense and are now reflected as a reduction to cost of goods sold. The revision included a decrease of $9.4 million to cost of goods sold and an increase of $9.3 million to selling, general and administrative expense which resulted in a $0.1 million increase to pre-tax income for fiscal 2012.

Fiscal 2014 Guidance

Our key financial projections for full-year 2014 are in the following ranges (note that fiscal 2014 is a 53-week fiscal year for West Marine):

•	Net revenues of approximately $695 million to $710 million, an increase of 4.8% to 7.1% over 2013
•	Comparable store sales growth of 3.5% to 6.0%
•	EBITDA of $35.0 million to $37.5 million
•	Pre-tax income of $16.0 million to $18.5 million
•	Earnings per share of $0.39 to $0.45

Reflected in the above guidance is the initial implementation of our “15/50 plan.” This three to five year plan accelerates investments in our strategic growth initiatives, including capital expenditures in 2014 of $30 to $34 million. Successful execution of this plan, supported by our merchandise expansion strategy, should deliver incremental sales and operating margin improvement. The first number in the 15/50 plan refers to our objective to grow our eCommerce business to 15% of total sales. The second number reflects our expectation that sales derived from consolidated or revitalized stores will grow to 50% of total sales. The 15/50 plan represents the diversification of West Marine, positions us to realize higher profitability, and to be less seasonal and weather dependent, and allows us to serve our customers’ lives more completely as a waterlife outfitter.

Share Repurchase Program

Under our previously-announced share repurchase program, we repurchased 608,530 shares of our common stock in open-market transactions for $8.1 million during the fourth quarter of 2013 and the first seven weeks of fiscal 2014 at an average price of $13.37 per share. As of February 14, 2014, we had $1.3 million remaining under our current share repurchase authorization.

Webcast and Conference Call

West Marine will hold a conference call and webcast on Thursday, February 27, 2014, at 1:00 p.m. Eastern Time (“EDT”) to discuss its fourth quarter and full year 2013 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 5358451.

An audio replay of the call will be available February 27, 2014 at 4:00 p.m. EDT through March 6, 2014 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 5358451.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. has grown to become the largest omni-channel specialty retailer exclusively offering gear, apparel and footwear to anyone who enjoys recreational time on or around the water.  With 287 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is recognized as the dominant waterlife outfitter – from cruisers to sailors to anglers to paddle sport enthusiasts, West Marine has everything you need for your life on the water. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to our earnings and profitability, expectations and projections with respect to our ability to appropriately invest in, and execute on, our growth strategies, expectations related to our ability to attract new customers, expectations for full-year 2014 results and the longer term sales and profitability impact from our strategic plan, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the fourth quarter of 2013, the current fiscal year and next year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 29, 2012, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 29, 2012. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically adjusted net income, estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Return on Invested Capital (“ROIC”). We believe adjusted net income provides meaningful supplemental information for our investors regarding the performance of our business and facilitates comparisons with prior periods by removing the impact of the valuation allowance that resulted from a recent change in tax law. We believe that projected EBITDA for fiscal year 2014 provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. We believe that ROIC as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled both non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash	$48,408	$56,542
Trade receivables, net	6,441	6,723
Merchandise inventories	203,036	189,339
Deferred income taxes	5,012	4,622
Assets Held for Sale	-	4,283
Other current assets	19,360	18,038
Total current assets	282,257	279,547

Property and equipment, net	72,848	59,532
Long-term deferred income taxes	5,685	8,429
Other assets	3,454	3,471
TOTAL ASSETS	$364,244	$350,979

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,986	$21,074
Accrued expenses and other	37,291	40,722
Total current liabilities	59,277	61,796

Deferred rent and other	16,383	13,877
Total liabilities	75,660	75,673

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 24,625,481 shares issued and 24,296,497 shares outstanding at December 28, 2013, and 23,777,030 shares issued and 23,746,140 shares outstanding
at December 29, 2012.	25	24
Treasury stock	(4,405)	(385)
Additional paid-in capital	202,622	193,388
Accumulated other comprehensive loss	(565)	(791)
Retained earnings	90,907	83,070
Total stockholders' equity	288,584	275,306
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$364,244	$350,979

Note - Certain prior period balances have been revised, primarily to reflect immaterial corrections for the treatment of certain cash consideration received from vendors.

West Marine, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	December 28, 2013		December 29, 2012
Net revenues	$118,818	100.0%	$118,187	100.0%
Cost of goods sold	97,429	82.0%	94,695	80.1%
Gross profit	21,389	18.0%	23,492	19.9%
Selling, general and administrative expense	40,603	34.2%	43,047	36.5%
Restructuring costs (recoveries)	8	0.0%	(60)	(0.1)%
Loss from operations	(19,222)	(16.2)%	(19,495)	(16.5)%
Interest expense	107	0.1%	180	0.1%
Loss before income taxes	(19,329)	(16.3)%	(19,675)	(16.6)%
Income tax benefit	(8,129)	(6.9)%	(7,940)	(6.7)%
Net loss	$(11,200)	(9.4)%	$(11,735)	(9.9)%

Net loss per common and common equivalent share:

Basic	$(0.46)		$(0.50)
Diluted	$(0.46)		$(0.50)

Weighted average common and common equivalent
shares outstanding:
Basic	24,456		23,604
Diluted	24,456		23,604

	52 Weeks Ended
	December 28, 2013		December 29, 2012
Net revenues	$663,174	100.0%	$675,251	100.0%
Cost of goods sold	471,528	71.1%	467,731	69.3%
Gross profit	191,646	28.9%	207,520	30.7%
Selling, general and administrative expense	175,891	26.5%	182,123	27.0%
Restructuring costs	11	0.0%	99	0.0%
Income from operations	15,744	2.4%	25,298	3.7%
Interest expense	434	0.1%	841	0.1%
Income before income taxes	15,310	2.3%	24,457	3.6%
Provision for Income taxes	7,473	1.1%	9,738	1.4%
Net income	$7,837	1.2%	$14,719	2.2%

Net income per common and common equivalent share:

Basic	$0.32		$0.63
Diluted	$0.32		$0.62

Weighted average common and common equivalent
shares outstanding:
Basic	24,259		23,312
Diluted	24,601		23,771

Note - Prior periods have been revised, primarily to reflect immaterial corrections of cash consideration received from vendors which were previously reported as a reduction of advertising under Selling, general and administrative expense and are now reflected as a reduction of Cost of goods sold.

West Marine, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	52 Weeks Ended
	December 28, 2013	December 29, 2012

OPERATING ACTIVITIES:
Net income	$7,837	$14,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,960	15,301
Share-based compensation	3,207	3,128
Excess tax benefit from share-based compensation	(1,240)	(380)
Deferred income taxes	3,464	4,616
Provision for doubtful accounts	81	223
Lower of cost or market inventory adjustments	1,499	925
Loss on asset disposals	172	103
Changes in assets and liabilities:
Trade receivables	201	(1,175)
Merchandise inventories	(15,196)	(1,622)
Other current assets	(1,332)	(4,502)
Other assets	18	(163)
Accounts payable	1,109	(4,769)
Accrued expenses and other	(2,624)	(266)
Deferred items and other non-current liabilities	1,396	(97)
Net cash provided by operating activities	13,552	26,041

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4,372	122
Purchases of property and equipment	(28,553)	(17,953)
Net cash used in investing activities	(24,181)	(17,831)

FINANCING ACTIVITIES:
Borrowings on line of credit	3,812	5,224
Repayments on line of credit	(3,812)	(5,224)
Payment of loan costs	-	(561)
Proceeds from exercise of stock options	4,439	3,863
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	781	698
Excess tax benefit from share-based compensation	1,240	380
Treasury shares acquired	(4,019)	-
Net cash provided by financing activities	2,441	4,380

Effect of exchange rate changes on cash	54	(14)

NET INCREASE (DECREASE) IN CASH	(8,134)	12,576

CASH AT BEGINNING OF PERIOD	56,542	43,966
CASH AT END OF PERIOD	$48,408	$56,542
Other cash flow information:
Cash paid for interest	$293	$693
Cash paid for income taxes	5,048	7,222
Non-cash investing activities:
Property and equipment additions in accounts payable	1,197	999

Note - Certain prior period balances have been revised, primarily to reflect corrected treatment of cash consideration received from vendors.

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

52 Weeks Ended
December 28, 2013

GAAP Net income	$7,837
Valuation allowance	1,659
Non-GAAP Adjusted Net income	$9,496

52 Weeks Ended
December 28, 2013

GAAP Diluted net income per share	$0.32
Valuation allowance	0.07
Non-GAAP Adjusted Diluted net income per share	$0.39

West Marine

Reconciliations of Non-GAAP Information

Estimated Net Income to Estimated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	Estimated
	Fiscal Year 2014
	Low	High
Estimated GAAP net income	9.6	11.1

Add Back Estimated:
Interest Expense	0.4	0.4
Depreciation and Amortization	18.7	18.7
Income Tax Expense	6.3	7.3
	25.4	26.4

Estimated EBITDA	35.0	37.5

Estimated EBITDA and the estimated GAAP line items in the table are projections. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond West Marine's control. Since the projections cover a complete fiscal year such information by its nature becomes less reliable as the year progresses. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be signifìcantly higher or lower than projected. These projections were not prepared with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Except as required by applicable law, West Marine assumes no responsibility to update these projections.

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	December 28, 2013		December 29, 2012		December 31, 2011
GAAP net income		$7,837		$14,719		$32,753
Adjust for GAAP income tax (benefit) expense		7,473		9,738		(10,882)
GAAP income before taxes		15,310		24,457		21,871
Less: income tax expense at 2013 Rate		7,473		11,938		10,675
Adjusted net income		$7,837		$12,519		$11,195

Add back:
Interest expense	434		841		918
Rent expense (fixed)	47,932		46,373		43,818
Total	48,366	24,758 [1]	47,214	24,168 [1]	44,736	22,900 [1]

Net income after adjustments and after-tax add backs (numerator)		$32,595		$36,688		$34,095

Total Capital:

Long-term debt [2]		$-		$-		$-
Operating leases capitalized at 8x annual rent expense		383,455		370,987		350,542
Total stockholder's equity [2]		285,195		266,455		238,204
Less: Cash and cash equivalents [2]		(48,635)		(41,621)		(24,823)
Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity -
cash and cash equivalents)		$620,016		$595,821		$563,923

ROIC		5.3%		6.2%		6.0%
ROIC using GAAP net income		5.3%		7.2%		17.7%

1 Total after-tax add backs after applying 2013 tax rate.

2 Calculated as the average of the five most recent quarter-end results.